Attachment A

Expense Limitation
(as a percent of average daily net assets attributable to each stated class)

Fund		  Class		    Expense Limitation
				    Period Ends


International	  Class A 	    January 31, 2016
Opportunities 	   1.30%
Bond Fund





Schedule A amended: January 31, 2015


FIRST INVESTORS INCOME FUNDS


      By:  	/S/ WILLIAM LIPKUS
      Name:	William Lipkus
      Title: 	President


FIRST INVESTORS MANAGEMENT COMPANY, INC.


      By:  	/S/ WILLIAM LIPKUS
      Name:	William Lipkus
      Title:	President